 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

i-80 Gold Corp.
(Name of Issuer)

Common Shares, no par value
(Title of Class of Securities)

44955L106
(CUSIP Number)

March 12, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Nevada Splitter, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,905 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,905 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,905 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

OO

(1) Includes 7,520,905 Shares (as defined in Item 2) issuable upon the exercise of certain Warrants (as defined in Item 4).

2

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Nevada Splitter II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,904 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,904 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,904 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

OO

(1) Includes 7,520,904 Shares issuable upon the exercise of certain Warrants.

3

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Precious Metals Fund II Cayman, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,905 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,905 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,905 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 7,520,905 Shares issuable upon the exercise of certain Warrants.

4

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Global Resource Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,905 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,905 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,905 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 7,520,905 Shares issuable upon the exercise of certain Warrants.

5

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Global Resource Management Cayman Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,905 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,905 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,905 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

CO

(1) Includes 7,520,905 Shares issuable upon the exercise of certain Warrants.

6

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Mining Parallel Fund Onshore Master, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,904 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,904 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,904 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 7,520,904 Shares issuable upon the exercise of certain Warrants.

7

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Mining Parallel Fund GP Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,520,904 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,520,904 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,520,904 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3% (1)
12	TYPE OF REPORTING PERSON

CO

(1) Includes 7,520,904 Shares issuable upon the exercise of certain Warrants.

8

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Waterton Global Resource Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		15,041,809 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

15,041,809 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,041,809 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.6% (1)
12	TYPE OF REPORTING PERSON

IA

(1) Includes 15,041,809 Shares issuable upon the exercise of the Warrants.

9

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Isser Elishis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		15,041,809 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

15,041,809 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,041,809 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.6% (1)
12	TYPE OF REPORTING PERSON

IN

(1) Includes 15,041,809 Shares issuable upon the exercise of the Warrants.

10

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Kalman Schoor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		15,041,809 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

15,041,809 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,041,809 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.6% (1)
12	TYPE OF REPORTING PERSON

IN

(1) Includes 15,041,809 Shares issuable upon the exercise of the Warrants.

11

CUSIP No. 44955L106

1	NAME OF REPORTING PERSON

Richard J. Wells
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		15,041,809 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

15,041,809 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,041,809 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.6% (1)
12	TYPE OF REPORTING PERSON

IN

(1) Includes 15,041,809 Shares issuable upon the exercise of the Warrants.

12

CUSIP No. 44955L106

Item 1(a).	Name of Issuer:

i-80 Gold Corp., a Canadian corporation organized under the laws of British Columbia (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

55190 Neil Road

Suite 460

Reno, Nevada 89502

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

Waterton Nevada Splitter, LLC (“Waterton Nevada”)

200 Vassar Street, PO Box 11340

Reno, Nevada 89510

Citizenship: Nevada

Waterton Nevada Splitter II, LLC (“Waterton Nevada II”)

200 Vassar Street, PO Box 11340

Reno, Nevada 89510

Citizenship: Nevada

Waterton Precious Metals Fund II Cayman, LP (“Waterton Fund II”)

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

Waterton Global Resource Management, LP (“WGRM LP”)

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

Waterton Global Resource Management Cayman Corp. (“WGRM Corp.”)

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

Waterton Mining Parallel Fund Onshore Master, LP (“Waterton Onshore”)

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

Waterton Mining Parallel Fund GP Corp. (“Waterton Parallel GP”)

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

13

CUSIP No. 44955L106

Waterton Global Resource Management, Inc. (“WGRM Inc.”)

2 Bloor Street East, Suite 1530

Toronto, ON M4W 1A8

Citizenship: Canada

Isser Elishis

2 Bloor Street East, Suite 1530

Toronto, ON M4W 1A8

Citizenship: United States

Kalman Schoor

2 Bloor Street East, Suite 1530

Toronto, ON M4W 1A8

Citizenship: United States

Richard J. Wells

2 Bloor Street East, Suite 1530

Toronto, ON M4W 1A8

Citizenship: Canada

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Shares, no par value (the “Shares”).

Item 2(e).	CUSIP Number:

44955L106

14

CUSIP No. 44955L106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	/x/	Not applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	A non-U.S. institution, in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the close of business on the date hereof, the Reporting Persons beneficially owned, in the aggregate, 15,041,809 Shares (consisting of 15,041,809 Shares issuable upon the exercise of certain warrants (the “Warrants”) to purchase Shares beneficially owned in the aggregate by Waterton Nevada and Waterton Nevada II).

Waterton Nevada directly beneficially owned 7,520,905 Shares, consisting of 7,520,905 Shares underlying certain Warrants held by it; and (ii) Waterton Nevada II directly beneficially owned 7,520,904 Shares, consisting of 7,520,904 Shares underlying certain Warrants held by it.

Waterton Fund II, as the holder of a majority of the outstanding membership interests of Waterton Nevada, may be deemed to beneficially own the 7,520,905 Shares directly beneficially owned by Waterton Nevada. WGRM LP, as the general partner of Waterton Fund II, may be deemed to beneficially own the 7,520,905 Shares directly beneficially owned by Waterton Nevada. WGRM Corp., as the general partner of WGRM LP, may be deemed to beneficially own the 7,520,905 Shares directly beneficially owned by Waterton Nevada. In addition, Mr. Elishis is the sole manager of Waterton Nevada, and may be deemed to beneficially own the 7,520,905 Shares directly beneficially owned by Waterton Nevada.

15

CUSIP No. 44955L106

Waterton Onshore, as the holder of a majority of the outstanding membership interests of Waterton Nevada II, may be deemed to beneficially own the 7,520,904 Shares directly beneficially owned by Waterton Nevada II. Waterton Parallel GP, as the general partner of Waterton Onshore, may be deemed to beneficially own the 7,520,904 Shares directly beneficially owned by Waterton Nevada II. In addition, Mr. Wells is the sole manager of Waterton Nevada II, and may be deemed to beneficially own the 7,520,904 Shares directly beneficially owned by Waterton Nevada II.

WGRM Inc., as the investment advisor to each of Waterton Nevada and Waterton Nevada II, may be deemed to beneficially own the 15,041,809 Shares directly beneficially owned in the aggregate by Waterton Nevada and Waterton Nevada II. Each of Messrs. Elishis, Schoor, and Wells, as senior executives of WGRM Inc., may be deemed to beneficially own the 15,041,809 Shares directly beneficially owned in the aggregate by Waterton Nevada and Waterton Nevada II.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Shares owned by another Reporting Person. Each of Waterton Fund II, WGRM LP and WGRM Corp. disclaims beneficial ownership of the Shares directly beneficially owned by Waterton Nevada. Each of Waterton Onshore and Waterton Parallel GP disclaims beneficial ownership of the Shares directly beneficially owned by Waterton Nevada II. Each of WGRM Inc. and Messrs. Elishis, Schoor, and Wells disclaims beneficial ownership of the Shares directly beneficially owned by Waterton Nevada and Waterton Nevada II, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

(b)	Percent of class:

The following percentages are based upon a denominator that is the sum of (i) 313,191,339 Shares outstanding as of March 12, 2024, which is the total number of Shares outstanding as reported in Exhibit 99.1 to the Issuer’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 12, 2024 and (ii) certain or all of 15,041,809 Shares issuable upon the exercise of the Warrants, as applicable.

As of the close of business on the date hereof, (i) each of Waterton Nevada and Waterton Nevada II beneficially owned approximately 2.3% of the outstanding Shares, (ii) each of Waterton Fund II, WGRM LP, WGRM Corp., Waterton Onshore and Waterton Parallel GP may be deemed to beneficially own approximately 2.3% of the outstanding Shares, and (iii) each of WGRM Inc. and Messrs. Elishis, Schoor and Wells may be deemed to beneficially own approximately 4.6% of the outstanding Shares.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

16

CUSIP No. 44955L106

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

17

CUSIP No. 44955L106

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 13, 2024

WATERTON NEVADA SPLITTER, LLC

By:	/s/ Isser Elishis
	Name:	Isser Elishis
	Title:	Manager

WATERTON NEVADA SPLITTER II, LLC

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Manager

WATERTON PRECIOUS METALS FUND II CAYMAN, LP

By:	Waterton Global Resource Management, LP, its general partner
By:	Waterton Global Resource Management Cayman Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON GLOBAL RESOURCE MANAGEMENT, LP

By:	Waterton Global Resource Management Cayman Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

18

CUSIP No. 44955L106

WATERTON GLOBAL RESOURCE MANAGEMENT CAYMAN CORP.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON MINING PARALLEL ONSHORE MASTER, LP

By:	Waterton Mining Parallel Fund GP Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON MINING PARALLEL FUND GP CORP.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON GLOBAL RESOURCE MANAGEMENT, INC.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

/s/ Isser Elishis
ISSER ELISHIS

/s/ Kalman Schoor
KALMAN SCHOOR

/s/ Richard J. Wells
RICHARD J. WELLS

19